UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 5, 2022

National CineMedia, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33296			20-5665602
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)			(I.R.S. Employer Identification No.)

6300 S. Syracuse Way	Suite 300	Centennial	Colorado	80111
(Address of Principal Executive Offices)				(Zip Code)
(303) 792-3600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, par value $0.01 per share	NCMI	The Nasdaq Stock Market LLC
(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement
On January 5, 2022, National CineMedia LLC (the “Borrower”) entered into Amendment No. 3 (the “Credit Agreement Amendment”) to its Credit Agreement, dated as of June 20, 2018, among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as previously amended (the “Credit Agreement”). Among other things, the Credit Agreement Amendment provides for: (i) certain modifications to and extensions to modifications of the affirmative and negative covenants therein; (ii) the suspension of the consolidated net total leverage and consolidated net senior secured leverage financial covenants through the fiscal quarter ended December 29, 2022; (iii) the consolidated net total leverage ratio and consolidated net senior secured leverage ratio financial covenants to be set to 9.25 to 1.00 and 7.25 to 1.00, respectively, for the fiscal quarter ending on or about March 30, 2023, 8.50 to 1.00 and 6.50 to 1.00, respectively, for the fiscal quarter ending on or about June 29, 2023, 8.00 to 1.00 and 6.00 to 1.00, respectively, for the fiscal quarter ending on or about September 28, 2023, and 6.25 to 1.00 and 4.50 to 1.00, respectively, for the fiscal quarter ending on or about December 28, 2023 and each fiscal quarter thereafter, and (iv) with respect to the Borrower’s audited financial statements for the fiscal year ended December 30, 2021, a waiver of the requirement to deliver an auditor’s opinion for such financial statements without a “going concern” or like qualification or exception.
Additionally, pursuant to the terms of the Credit Agreement Amendment, the Borrower is restricted from making available cash distributions until after the Borrower delivers a compliance certificate for the quarter ending on or about December 28, 2023, and, thereafter, the Borrower may only make available cash distributions if: (i) no default or event of default under the Credit Agreement has occurred and is continuing; (ii) the consolidated net senior secured leverage ratio is equal to or less than 4.00 to 1.00; and (iii) the aggregate principal amount of all outstanding revolving loans under the Credit Agreement is $39.0 million or less (after giving effect to such distribution). The requirement for the Borrower to make mandatory prepayments on the term loans under the Credit Agreement relating to any excess cash flow will not include Available Cash (as defined in the Credit Agreement) for any fiscal quarters of the Borrower commencing with the fiscal quarter ending on or about June 30, 2020 and ending with the fiscal quarter ending on or about March 30, 2023.
On January 5, 2022, the Borrower also entered into a Revolving Credit Agreement (the “New Revolving Credit Agreement”) among the Borrower, the lenders party thereto and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent. The New Revolving Credit Agreement provides for revolving loan commitments of $50.0 million of secured revolving loans, the entire amount of which was funded on January 5, 2022. The New Revolving Credit Agreement provides for (i) a cash interest rate of term Secured Overnight Financing Rate (SOFR) plus 8.0%, with a 1.0% floor, (ii) a maturity date of June 20, 2023 and (iii) a termination premium if the Borrower terminates the commitments under the New Revolving Credit Agreement at any time before maturity. The New Revolving Credit Agreement also contains covenants, representations and warranties and events of default that are substantially similar to the Credit Agreement.
The foregoing description of the Credit Agreement Amendment and New Revolving Credit Agreement is qualified in its entirety by reference to the complete copies of the Credit Agreement Amendment and New Revolving Credit Agreement filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant
The information provided in Item 1.01 of this Form 8-K concerning the New Revolving Credit Agreement and Credit Agreement Amendment is hereby incorporated into this Item 2.03.

Item 7.01	Regulation FD Disclosure.
On January 6, 2022, the Company issued a press release announcing the Credit Agreement Amendment and Revolving Credit Agreement disclosed under Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 to this report.
The information in this Item 7.01, including the press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by reference to such filing.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Amendment No. 3 to the Credit Agreement, dated as of January 5, 2022, by and among National CineMedia, LLC, each lender party thereto, and JPMorgan Chase Bank, N.A., as administrative agent
10.2
Revolving Credit Agreement, dated as of January 5, 2022, by and among National CineMedia, LLC, each lender party thereto, and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent

99.1	Press Release of National CineMedia, Inc. dated January 6, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: January 6, 2022	By:	/s/ Ronnie Y. Ng
Ronnie Y. Ng
Chief Financial Officer